UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 6, 2009

LA CORTEZ ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-138465	20-5157768
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

Calle 67 #7-35 Oficina 409, Bogota, Colombia	N/A
(Address of principal executive offices)	(Zip code)

(941)-870-5433
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

On February 6, 2009, the Colombia operating subsidiary of La Cortez Energy, Inc. (“La Cortez”), La Cortez Energy Colombia, Inc., a Cayman Islands corporation (“La Cortez Colombia”), entered into a farm-out agreement (the “Farm-Out Agreement”) with Emerald Energy Plc Sucursal Colombia (“Emerald”), a branch of Emerald Energy Plc., for a 20% participating interest (the “Participating Interest”) in the Maranta exploration and production (“E&P”) block in Colombia.  Emerald signed an exploration and production contract (the “E&P Contract”) for the Maranta block with the Agencia Nacional de Hidrocarburos (the “ANH”), Colombia’s hydrocarbon regulatory agency, on September 12, 2006.  La Cortez Colombia expects to sign a joint operating agreement (the “JOA”) with Emerald with respect to the Maranta block once it has met its Phase 1 and Phase 2 payment obligations and the ANH has approved Emerald’s assignment of the Participating Interest (the “Assignment”) to La Cortez Colombia (see below).  Emerald will remain Operator for the block under the JOA and the E&P Contract.

The Maranta block covers an expanse of 36,608 hectares in the foreland of the Putumayo Basin in southwest Colombia. Emerald completed the first phase exploratory program for the Maranta block by reprocessing 40 km of existing 2D seismic and shooting 71 km of new 2D seismic, identifying several promising prospects and leads.

As consideration for its 20% Participating Interest, La Cortez Colombia has agreed to reimburse Emerald US $0.948 million of its Phase 1 sunk costs, no later than five days after signing of the Farm-Out Agreement.  This amount was paid to Emerald on February 12, 2009.  Additionally, La Cortez Colombia will bear 65% of the Maranta block Phase 2 costs, of which the “dry hole” costs are currently estimated at approximately US $4.875 million, US $2.433 million of which La Cortez Colombia will pay to Emerald no later than February 17, 2009 and US $2.433 million of which La Cortez Colombia will pay to Emerald no later than 12 days after the mobilization of the drill rig for an exploratory well to be drilled on the Mirta prospect in the Maranta block.  If Emerald determines that the exploratory well should be completed and La Cortez Colombia agrees with this decision, La Cortez Colombia will pay 65% of the completion costs, that is, La Cortez Colombia will pay an amount currently estimated at approximately US $1.17 million required to complete and test the exploratory well, no later than five days after the decision to complete the well has been made by Emerald.  65% of any additional Phase 2 costs will be paid by La Cortez Colombia as needed, following cash calls by Emerald.  If La Cortez Colombia does not agree with Emerald’s decision to proceed with completion of the exploratory well, its obligations under the Farm-Out Agreement will cease and the Farm-Out Agreement will terminate. If La Cortez Colombia fails to make required payments in a timely way, it could be subject to termination of the Farm-Out Agreement along with a $500,000 penalty, interest payments and/or a reduction in its 20% Participating Interest, depending on the circumstance.

After the Phase 2 work is completed, La Cortez Colombia will pay 20% of all subsequent costs related to the Maranta block.

Once La Cortez Colombia has completed paying all of its Phase 1 and Phase 2 commitments on the Maranta block, Emerald will assign and transfer to La Cortez Colombia the Participating Interest in the Maranta block, subject to ANH approval.  If the ANH does not approve the Assignment, Emerald and La Cortez Colombia have agreed that they will use their best endeavors to seek in good faith a legal way to enter into an agreement with terms equivalent to the Farm-Out Agreement and the JOA, that shall privately govern the relations between the Parties and which will not require ANH approval.

La Cortez and La Cortez Colombia do not have sufficient cash to meet all of the Phase 2 financial obligations of the Farm-Out Agreement and will require additional cash from financing transactions to meet such obligations. There can be no assurance that La Cortez will be able to obtain additional financing, either in the form of debt or equity, or that, if such financing is obtained, it will be available on a timely basis or on reasonable terms.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits

Exhibits filed as part of this Current Report are as follows:

Exhibit No.	Exhibit Description

99.1	Press release issued by La Cortez Energy, Inc. on February 6, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

La Cortez Energy, Inc.

Dated: February 11, 2009	By:	/s/ Andres Gutierrez
Name: Andres Gutierrez
Title: President and Chief Executive Officer